[THE LEBRECHT GROUP, APLC LETTERHEAD]



                                December 12, 2002



E-Rex,  Inc.
12000  Biscayne  Boulevard,  Suite  406
Miami,  FL  33181

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for E-Rex, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 68,500,000 shares of Company common stock issuable under the E-Rex, Inc. 2002 Non-Qualified Stock Grant and Option Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about December 12, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC
                         --------------------------------
                         The  Lebrecht  Group,  APLC